Exhibit 99.1
For Immediate Release:

CONTACT:
Bob Husted	John Elms
Director of Investor Relations	Chief Executive Officer
303 440 5330	303 440 5330
SPECTRALINK REPORTS STRONG Q1 REVENUE GROWTH
BOULDER, Colo. — May 9, 2006 — SpectraLink Corp. (Nasdaq: SLNK), the leader in workplace wireless telephony, today reported consolidated revenue of $34.0 million for the quarter ended March 31, 2006. This represents an increase of 14 percent compared with consolidated pro forma revenue for the prior-year first quarter. Pro forma results assume the acquisition of KIRK telecom occurred on January 1, 2005. SpectraLink revenue for the three months ended March 31, 2005, was $20.6 million.
Gross profit for the first quarter was $19.4 million compared to $17.4 million pro forma results for the first quarter of 2005. Gross margin for the quarter was 57.2 percent, compared to 58.4 percent for the previous year’s pro forma results. SpectraLink gross profit for the three months ended March 31, 2005, was $13.3 million or 64.5 percent.
The net loss on a GAAP basis for the first quarter of 2006 was $2.4 million or 13 cents per share compared to pro forma earnings of $1.2 million or 6 cents pro forma per share for the same period in 2005. SpectraLink net income for the three months ended March 31, 2005, was $2.2 million or 11 cents per fully diluted share.
During the first quarter, we recorded charges for stock option expense of $767 thousand, amortization of intangible assets related to the KIRK telecom acquisition of $1.1 million, purchased in-process research and development costs at KIRK telecom of $2.0 million, and non-capitalized acquisition-related professional service fees for $318 thousand.
Non-GAAP earnings after taxes for the first quarter of 2006, which take these charges into account, were $1.8 million, or 10 cents per share, compared to non-GAAP pro forma earnings of $2.6 million, or 14 cents per share for the first quarter of 2005. Details of the reconciliation between GAAP and non-GAAP earnings are provided in the attached Reconciliation of Non-GAAP Measurement to GAAP financial table.
“This was a very exciting and transformational quarter for SpectraLink with the closing of the KIRK transaction and the announcement of several new products,” said John Elms, SpectraLink president and CEO. “SpectraLink revenue in the Americas was very strong resulting in 28 percent growth year-over-year for the quarter.”
“Engineering expenses related to new product development and introduction, and G&A expenses related to the implementation of additional financial reporting and accounting requirements primarily tied to the KIRK transaction, put pressure on earnings in the quarter and will continue in the near term.”

Elms went on to say, “The first result of these investments, our new Link 6020 handset represents the first significant update to the Link product line since 1996, and provides SpectraLink a tremendous opportunity to upgrade the more than 400,000 Link handsets shipped to-date to this new generation handset.”
Non-GAAP Financial Measures
We provide all information required in accordance with GAAP, but believe that it is useful to provide non-GAAP earnings for reasons discussed below. We believe that non-GAAP earnings provides useful information to investors because it allows investors to measure and evaluate our performance without considering the non-cash and other special charges associated with our acquisition including amortization of intangible assets, the charges for in-process research and development related to the acquisition, and acquisition related professional service fees. After tax amounts have been calculated using a consolidated 40% effective tax rate. Beginning in the first quarter of 2006, our non-GAAP earnings exclude the effects of FAS123R to allow investors to evaluate our current performance in relation to our historical performance. We believe that it is in the best interest of our investors to provide this information to analysts and other users of our financial statements so that they more fully understand the results of our operations.
We use non-GAAP information internally to help our management more accurately assess our performance in the current period and in comparison to prior periods. Our use of non-GAAP earnings is intended to supplement, and not replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses which must be included under GAAP. We compensate for the inherent limitations of non-GAAP measures by not relying exclusively on non-GAAP measures, but rather by using such information to supplement GAAP financial measures.
Webcast Information
SpectraLink will hold an audio webcast to discuss first quarter 2006 earnings results, today, May 9, 2006, at 4:30 p.m. Eastern time. You can access the webcast and replay at www.spectralink.com.
About SpectraLink
SpectraLink, the leader in workplace wireless telephony, delivers the power of mobile voice and messaging applications to businesses worldwide. Seamlessly integrating with VoIP and traditional telephony platforms, SpectraLink’s scalable technology provides instant access to people and business-critical information. SpectraLink handsets free on-premises employees to be more accessible, productive and responsive. For more information, visit www.spectralink.com or call 1 800 676 5465.
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This release contains forward-looking statements that are subject to many risks and uncertainties, including difficulties in integrating the operations, technologies, products, and personnel of SpectraLink and KIRK; expectations that the acquisition will be accretive to SpectraLink’s results; the unpredictable growth in international sales; the inability to close several large orders in the sales pipeline; OEM agreements with SpectraLink that impact margins and may not result in increased future sales of SpectraLink’s products or services; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises wireless telephone systems. More information about potential risk factors that could affect our results is available in SpectraLink’s filing with the Securities and Exchange Commission on Form 10-K for the year ended Dec. 31, 2005, and subsequent Form 10-Q filings.

SpectraLink Corporation and Subsidiaries
Reconciliation of Non-GAAP Measurement to GAAP
(in thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2006	2005
	(Actual)	(Pro Forma)
GAAP (loss) income before income taxes	$(2,735)	$1,990

Add:
Interest expense, net	795	752
Depreciation and amortization	1,898	1,670
Purchased in-process research and development	2,021	—	(2)
Share-based compensation expense	767	—
Acquisition-related expenses	318	—	(2)

Non-GAAP earnings before income taxes	3,064	4,412
Tax expense (1)	(1,226)	(1,765)
Non-GAAP earnings after taxes	$1,838	$2,647

Non-GAAP earnings after taxes per share — basic	$0.10	$0.14
Weighted average shares outstanding — basic	19,220	19,230

(1)	Tax effected at an assumed 40% consolidated effective tax rate.

(2)	Our pro forma presentation omits items that are non-recurring.
Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented on a GAAP basis, SpectraLink uses non-GAAP measures of operating results, net income (loss) and income (loss) per share, which are adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing investors and other interested parties a more complete understanding of SpectraLink’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results and are excluded by management for purposes of internal budgets and making operational decisions. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

SpectraLink and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,
	2006	2005	2005
	(Actual)	(Pro Forma) (1)	(Actual)
Sales
Product sales	$27,068	$24,393	$15,456
Service sales	6,901	5,371	5,132

Net sales	33,969	29,764	20,588

Cost of sales
Cost of product sales	11,029	9,614	4,549
Cost of service sales	3,519	2,779	2,754

Total cost of sales	14,548	12,393	7,303

Gross profit	19,421	17,371	13,285

Operating Expenses
Research and development	5,806	3,664	2,457
Selling and marketing	8,643	7,267	6,033
General and administrative	4,008	2,588	1,582
Acquired in process research and development expense	2,021	—	—
Amortization of intangible assets	1,125	1,120	22

Total operating expenses	21,603	14,639	10,094

(Loss) income from operations	(2,182)	2,732	3,191
Other (expense) income, net
Interest income (expense), net	(795)	(752)	351
Other income (expense), net	242	10	(52)

Total other (expense) income, net	(553)	(742)	299

(Loss) income before income taxes	(2,735)	1,990	3,490

Income tax benefit (expense)	293	(796)	(1,326)

Net (loss) income	$(2,442)	$1,194	$2,164

Basic earnings (loss) per share	$(0.13)	$0.06	$0.11

Basic weighted average shares outstanding	19,220	19,230	19,230

Diluted earnings (loss) per share	$(0.13)	$0.06	$0.11

Diluted weighted average shares outstanding	19,220	19,710	19,710

1)	Pro forma financial information provided for purposes of comparability and prepared assuming the acquisition of KIRK telecom A/S occurred on January 1, 2005, and excluding $2 million of acquired in-process research and development, as it is non-recurring.

SpectraLink Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	As of:
	March 31,	December 31,
	2006	2005
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$8,426	$16,703
Cash held in escrow for acquisition	—	55,148
Investments in marketable securities — current	13,535	14,088
Trade accounts receivable, net of allowance of $342 and $343, respectively	25,415	22,574
Inventories:
Raw materials	9,077	4,783
Work in progress	402	5
Finished goods	7,208	4,727
Less — allowance for obsolete inventory	(832)	(575)

Total inventories	15,855	8,940
Current deferred income tax asset	1,877	1,626
Prepaids and other	1,513	1,201

Total current assets	66,621	120,280

Property and equipment, net of accumulated depreciation of $11,852 and $11,110, respectively	12,534	8,422
Intangible assets, net of accumulated amortization of $1,397 and $272, respectively	33,366	318
Goodwill	24,314	—
Other non-current assets	414	1,772

Total assets	$137,249	$130,792

SpectraLink Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	As of:
	March 31,	December 31,
	2006	2005
	(Unaudited)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,214	$1,478
Accrued payroll, commissions and employee benefits	5,704	4,500
Other accrued expenses and liabilities	7,880	6,380
Deferred revenue	9,545	7,503
Current portion long-term debt	6,000	15,000

Total current liabilities	37,343	34,861

Long-term debt	12,050	18,050
Long-term deferred income tax liability	9,232	—
Other long-term liabilities	887	900

Total liabilities	59,512	53,811
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 50,000 shares authorized, 24,058 and 23,838 shares issued, respectively, and 19,326 and 19,106 shares outstanding, respectively	240	238
Additional paid-in capital	84,803	81,751
Retained earnings	29,941	32,383
Treasury stock, 4,732 shares, at cost	(37,391)	(37,391)
Other comprehensive income	144	—

Total stockholders’ equity	77,737	76,981

Total liabilities and stockholders’ equity	$137,249	$130,792